Exhibit 2.1

AMENDMENT AGREEMENT

EXECUTION VERSION – 31 JANUARY 2019

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

SPA Amendment Agreement

by and between

1.	Mrs. Gertraud Hymer, born on 3 February 1951 in Weiler im Allgäu, Germany, residing in Bad Waldsee, Germany,

- herein “Seller 1” -

2.	Mrs. Carolin Hachenberg, born on 16 June 1984 in Wangen im Allgäu, Germany, residing in Munich, Germany,

- herein “Seller 2” -

3.	Mr. Christian Hymer, born on 20 November 1985 in Wangen im Allgäu, Germany, residing in Munich, Germany,

- herein “Seller 3” -

- Seller 1, Seller 2 and Seller 3 herein also referred to

individually as a “Seller” and collectively as “Sellers” -

4.

Tyr Holdings LLC & Co. KG, a limited partnership (Kommanditgesellschaft) under the laws of Germany, having its office in Holzstraße 19, 88339 Bad Waldsee, Germany, and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Ulm under HRA 726307,

- herein “Purchaser” -

5.

Thor Industries Inc., a corporation under the laws of Delaware, USA, having its registered office in Wilmington, Delaware, and registered with the Department of State, Division of Corporations of the State of Delaware under file number 2013754,

- herein “Guarantor” -

- Sellers, Purchaser and Guarantor herein also referred to individually as a “Party” and collectively as “Parties” -

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

Table of Contents

1.	Transaction Dates	6
2.	Carve-Out Transaction	6
3.	Notification of Actual Upstream Loan Amounts	8
4.	Adjustment of the Purchase Price	9
5.	Financing	11
6.	Sellers’ Accounts	12
7.	Closing Events	12
8.	Sellers’ Guarantees	13
9.	Further Confirmations and Amendments in Relation to the Carve-Out Transaction	14
10.	Filing of the Registration Statement; Cooperation	15
11.	Waiver of Notice Requirements	19
12.	No Further Changes to SPA	19
13.	Right to Withdraw	19
14.	Dispute Resolution	19

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

Exhibits

Exhibit 2.1	Carve-Out Agreement

Exhibit 5.1	Contribution Agreement

Exhibit 5.2	Relevant Payments

Exhibit 6.1	Seller 1’s Account

Exhibit 6.2	Seller 2’s Account

Exhibit 6.3	Seller 3’s Account

Exhibit 9.4	Step-up Methodology

Exhibit 14	Revised Arbitration Agreement

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

Definitions

Agreed Closing Date	as defined in Section 1.3

Amendment Agreement	as defined in Recital (B)

Carve-Out Transaction	as defined in Section 2.1

Carve-Out Agreement	as defined in Section 2.1

Carve-Out Entities	as defined in Section 2.2

Contribution Agreement	as defined in Section 5.1

EHG NA	as defined in Section 2.1.1

EHG USA	as defined in Section 2.1.3

EHG USA GP	as defined in Section 2.1.2

Guarantor	as defined in the list of parties

NewCo	as defined in Section 2.1

Party / Parties	as defined in the list of parties

Purchaser	as defined in the list of parties

Relevant Payments	as defined in Section 5.2

S1 Debt Repayment Contribution	as defined in Section 5.4.1

S2 Debt Repayment Contribution	as defined in Section 5.4.2

S3 Debt Repayment Contribution	as defined in Section 5.4.3

Seller / Sellers	as defined in the list of parties

Seller 1	as defined in the list of parties

Seller 2	as defined in the list of parties

Seller 3	as defined in the list of parties

Sellers’ Debt Repayment Contribution	as defined in Section 5.1

SPA	as defined in Recital (A)

True-Up Amount	as defined in Section 4.4

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

R  E  C  I  T  A  L  S

(A)	WHEREAS, on 18 September 2018, the Parties entered into a certain sale and purchase agreement regarding the sale and purchase of the EHG Group (herein “SPA”).

(B)

WHEREAS, except as otherwise set forth in this amendment agreement (herein “Amendment Agreement”), all terms in capital letters used in this Amendment Agreement shall have the meaning ascribed to them in the SPA.

(C)

WHEREAS, the Parties wish to carve-out the US and Canadian Subsidiaries of the EHG Group from the transaction perimeter prior to the Closing of the SPA and in this context also wish to amend certain other provisions of the SPA and to make certain notifications contemplated under the SPA.

NOW, THEREFORE, the Parties agree as follows:

1.	Transaction Dates

1.1.	The Parties hereby confirm that 18 September 2018 shall be the Signing Date within the meaning of Section 1.1 of the SPA.

1.2.	The Parties hereby confirm that the last Clearance was obtained on 23 November 2018 and that accordingly the Positive Closing Condition has been fulfilled as from such date.

1.3.

The Parties hereby confirm that the Negative Closing Condition is fulfilled as of the date hereof and the Scheduled Closing Date shall be 1 February 2019 (herein “Agreed Closing Date”), provided that the Negative Closing Condition is fulfilled or duly waived as of the Agreed Closing Date.

2.	Carve-Out Transaction

2.1.	Prior to the execution of this Amendment Agreement, the Target Company and EHGV sold (verkauften) and transferred (übertrugen) on 31 January 2019 with immediate effect:

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

2.1.1.

all shares in Erwin Hymer Group North America, Inc., a corporation under the laws of the Province of Ontario, Canada, registered with the commercial register of the Province of Ontario, Canada, under registration number 1951522 (herein “EHG NA”);

2.1.2.

all shares in Erwin Hymer Group Holding Management Corporation, a corporation under the laws of Delaware, USA, registered with the Department of State, Division of Corporations of the State of Delaware, USA, under file number 5684339 (herein “EHG USA GP”); and

2.1.3.

all limited partnership interests in Erwin Hymer Group Holding USA L.P., a limited partnership under the laws of Delaware, USA, registered with the Department of State, Division of Corporations of the State of Delaware, USA, under file number 5684320 (herein “EHG USA”),

(herein “Carve-Out Transaction”) to Corner Flag LLC, a limited liability company under the laws of Delaware, USA, registered with the Department of State, Division of Corporations of the State of Delaware, USA, under file number 7252740 (herein “NewCo”), in accordance with the terms and conditions of a certain sale, purchase and transfer agreement attached hereto as Exhibit 2.1 (herein “Carve-Out Agreement”).

2.2.	The term “Carve-Out Entities” shall collectively mean EHG NA, EHG USA GP and EHG USA and their respective direct and indirect Subsidiaries and participations being

2.2.1.

Erwin Hymer Group USA L.P., a limited partnership under the laws of Delaware, USA, registered with the Department of State, Division of Corporations of the State of Delaware, USA, under file number 5684332;

2.2.2.

Erwin Hymer Group USA Management Corporation, a corporation under the laws of Delaware, USA, registered with the Department of State, Division of Corporations of the State of Delaware, USA, under file number 5684345;

2.2.3.

Erwin Hymer Group NA Chassis, Inc., a corporation under the laws of New York, USA, registered with the Department of State, Division of Corporations, State Records and Uniform Commercial Code of the State of New York, USA under file number 1775056;

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

2.2.4.	Best Time RV, LP, a limited partnership under the laws of Delaware, USA, registered with the Department of State, Division of Corporations of the State of Delaware, USA under file number 6323167;

2.2.5.	Best Time RV GP, Inc., a corporation under the laws of Delaware, USA, registered with the Department of State, Division of Corporations of the State of Delaware, USA under file number 6317292;

2.2.6.	Best Time RV Canada Inc., a corporation under the laws of the Province of Ontario, Canada, registered with the Province of Ontario, Canada under registration number 2595053.

2.3.

The Carve-Out Entities shall be excluded from the definitions of the terms “Companies” and “Material Companies” for the purposes of the SPA and shall be deemed deleted from Exhibit A, Exhibit 2.1-1 and Exhibit 2.1-2 of the SPA, as applicable.

3.	Notification of Actual Upstream Loan Amounts

3.1.

Seller 1 herewith notifies Purchaser that the actual outstanding amount (including unpaid interest accrued thereon) under the Upstream Loan 1 as of the Agreed Closing Date is EUR 547,463.41 (in words: Euro five hundred forty-seven thousand four hundred sixty-three point four one).

3.2.

Seller 2 herewith notifies Purchaser that (i) the actual outstanding amount (including unpaid interest accrued thereon) under the Upstream Loan 2 as of the Agreed Closing Date is EUR 2,251,468.52 (in words: Euro two million two hundred fifty-one thousand four hundred sixty-eight point five two) and (ii) the actual outstanding amount (including unpaid interest accrued thereon) under the Upstream Loan 4 as of the Agreed Closing Date is EUR 6,845,860.57 (in words: Euro six million eight hundred forty-five thousand eight hundred sixty point five seven ).

3.3.

Seller 3 herewith notifies Purchaser that (i) the actual outstanding amount (including unpaid interest accrued thereon) under the Upstream Loan 3 as of the Agreed Closing Date is EUR 2,251,468.52 (in words: Euro two million two hundred fifty-one thousand four hundred sixty-eight point five two) and (ii) the actual outstanding amount (including unpaid interest accrued thereon) under the Upstream Loan 5 as of the Agreed Closing Date is EUR 6,370,933.72 (in words: Euro six million three hundred seventy thousand nine hundred thirty-three point seven two).

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

3.4.

The aggregate amount outstanding under the Upstream Loans pursuant to Sections 3.1 through 3.3 above constitutes the Actual Aggregate Upstream Loan Amount as of the Agreed Closing Date, which is included in the calculation of the revised Total Purchase Price pursuant to Section 4.1 below.

4.	Adjustment of the Purchase Price

4.1.

The Parties hereby mutually agree that the Total Purchase Price shall be reduced with a view to the Carve-Out Transaction and, as reduced, shall amount to EUR 1,716,381,690.26 (in words: Euro one billion seven hundred sixteen million three hundred eighty-one thousand six hundred ninety point two six), being the balance of:

4.1.1.

the Base Purchase Price minus an amount equal to EUR 170,000,000 (in words: Euro one hundred seventy million) as of the Agreed Closing Date, which the Parties mutually agree as being equal to EUR 1,681,600,000 (in words: Euro one billion six hundred eighty-one million six hundred thousand);

plus

4.1.2.

the Daily Cash Amount per day for every day in the period commencing on (and including) the Effective Date and ending on (and including) 31 December 2018, which the Parties mutually agree as being equal to EUR 53,048,885 (in words: Euro fifty-three million forty-eight thousand eight hundred eighty-five);

minus

4.1.3.

the aggregate amount of the Actual Aggregate Upstream Loan Amount, which the Parties mutually agree pursuant to Section 3.4 above as being equal to EUR 18,267,194.74 (in words: Euro eighteen million two hundred sixty-seven thousand one hundred ninety-four point seven four).

4.2.	The Parties understand and acknowledge that the Equity Value Bridge attached to the SPA as Exhibit 9.2 does not reflect the Carve-Out Transaction.

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

4.3.	Based on the Total Purchase Price, as revised pursuant to Section 4.1 above, the Parties acknowledge that

4.3.1.

the S1 Total Purchase Price as of the Agreed Closing Date amounts to EUR 117,024,599.71 (in words: Euro one hundred seventeen million twenty-four thousand five hundred ninety-nine point seven one) and the S1 Cash Consideration as of the Agreed Closing Date amounts to EUR 104,474,714.71 (in words: Euro one hundred four million four hundred seventy-four thousand seven hundred fourteen point seven one);

4.3.2.

the S2 Total Purchase Price as of the Agreed Closing Date amounts to EUR 799,437,480.65 (in words: Euro seven hundred ninety-nine million four hundred thirty-seven thousand four hundred eighty point six five) and the S2 Cash Consideration as of the Agreed Closing Date amounts to EUR 713,132,807.65 (in words: Euro seven hundred thirteen million one hundred thirty-two thousand eight hundred seven point six five); and

4.3.3.

the S3 Total Purchase Price as of the Agreed Closing Date amounts to EUR 799,919,609.90 (in words: Euro seven hundred ninety-nine million nine hundred nineteen thousand six hundred nine point nine zero) and the S3 Cash Consideration as of the Agreed Closing Date amounts to EUR 713,614,167.90 (in words: Euro seven hundred thirteen million six hundred fourteen thousand one hundred sixty-seven point nine zero).

4.4.

In the event that an NA Purchase Price Increase Amount (as defined in the Carve-Out Agreement) shall become payable and shall have been paid by NewCo to the Target Company or any of its Affiliates in accordance with the Carve-Out Agreement, the Purchaser shall pay in cash the same amount less any related taxes (herein “True-Up Amount”) to the Sellers, it being agreed that the True-Up Amount shall be allocated to each Seller in accordance with his or her Pro Rata Liability Percentage. The True-Up Amount, if any, shall become due (fällig) and payable (zahlbar) within five (5) Business Days following receipt by the Target Company or any of its Affiliates of the NA Purchase Price Increase Amount.

5.	Financing

5.1.

Sellers undertake to make a contribution in the amount of EUR 180,000,000 (in words: Euro one hundred eighty million) as of the Agreed Closing Date to the free capital reserves of the Target Company within the meaning of Section 272 para. 2

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

lit. 4 of the German Commercial Code (Handelsgesetzbuch – HGB) (herein “Sellers’ Debt Repayment Contribution”) by making, or causing a third party to make, the Relevant Payments (as defined in Section 5.2 below) pursuant to a contribution agreement in the form attached hereto as Exhibit 5.1 (herein “Contribution Agreement”).

5.2.

On the Agreed Closing Date, Purchaser shall pay certain amounts to (i) certain bank accounts in order to repay certain external debt obligations owed by the Target Company or its Subsidiaries and to (ii) a certain bank account of the Target Company, in each case as set out in lines number 2, 4, 5 and 6 of Exhibit 5.2 (herein “Relevant Payments”).

5.3.	The Parties agree that the Relevant Payments shall each,

5.3.1.

as between Purchaser and Sellers, constitute a payment within the meaning of Section 362 para. 2 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) (herein “Sellers’ Debt Repayment Contribution”) and thereby partially fulfill the Purchaser’s obligation to pay the S1 Cash Consideration, the S2 Cash Consideration and the S3 Cash Consideration, respectively, in the amounts indicated in Sections 5.4.1 through 5.4.3 below; and

5.3.2.

as between Sellers and the Target Company, constitute a payment by a third party within the meaning of Section 267 para. 1 German Civil Code and thereby fulfill the Sellers’ obligation to make Sellers’ Debt Repayment Contribution in accordance with the Contribution Agreement.

5.4.	Sellers’ Debt Repayment Contribution shall be allocated to each Seller according to his or her Pro Rata Liability Percentage. Accordingly, the Relevant Payments shall be

5.4.1.

as between Purchaser and Seller 1, a payment in the amount of EUR 12,200,146.98 (in words: Euro twelve million two hundred thousand one hundred forty-six point nine eight) (herein “S1 Debt Repayment Contribution”);

5.4.2.

as between Purchaser and Seller 2, a payment in the amount of EUR 83,899,552.82 (in words: Euro eighty-three million eight hundred ninety-nine thousand five hundred fifty-two point eight two) (herein “S2 Debt Repayment Contribution”); and

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

5.4.3.

as between Purchaser and Seller 3, a payment in the amount of EUR 83,900,300.20 (in words: Euro eighty-three million nine hundred thousand three hundred point two zero) (herein “S3 Debt Repayment Contribution”), in each case by way of payment to a third party within the meaning of Section 362 para. 2 of the German Civil Code.

6.	Sellers’ Accounts

6.1.

The S1 Cash Consideration minus the S1 Debt Repayment Contribution shall be paid into the account set out in Exhibit 6.1, it being agreed that such account shall constitute the Seller 1’s Account within the meaning of the SPA.

6.2.

The S2 Cash Consideration minus the S2 Debt Repayment Contribution shall be paid in three (3) equal shares into the accounts set out in Exhibit 6.2, it being agreed that such accounts shall constitute the Seller 2’s Account within the meaning of the SPA.

6.3.

The S3 Cash Consideration minus the S3 Debt Repayment Contribution shall be paid in three (3) equal shares into the accounts set out in Exhibit 6.3, it being agreed that such accounts shall constitute the Seller 3’s Account within the meaning of the SPA.

7.	Closing Events

7.1.

The Parties waive the Closing Event pursuant to Section 11.14.9. Instead, Mr. Wolfgang Baur will stay in office as member of the supervisory board of the Target Company and serve as Sellers’ Nominee as from the Closing Date.

7.2.

The Parties hereby introduce a new Closing Event according to which Purchaser shall effect the Relevant Payments in accordance with Sections 5.2 and 5.3 of the Amendment Agreement, which shall take place directly following the Closing Event pursuant to Section 11.14.8 of the SPA. The Closing Event pursuant to this Section 7.2 may only be waived by both (a) Sellers, jointly, and (b) Purchaser, each in their sole discretion, by giving written notice of such waiver to each other.

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

7.3.	Further, the Parties agree that

7.3.1.	Section 11.14.10 of the SPA shall be amended to read as follows:

“Payment by Purchaser of the S1 Cash Consideration minus the S1 Debt Repayment Contribution into Seller 1’s Account;”;

7.3.2.	Section 11.14.11 of the SPA shall be amended to read as follows:

“Payment by Purchaser of the S2 Cash Consideration minus the S2 Debt Repayment Contribution into Seller 2’s Account;”; and

7.3.3.	Section 11.14.12 of the SPA shall be amended to read as follows:

“Payment by Purchaser of the S3 Cash Consideration minus the S3 Debt Repayment Contribution into Seller 3’s Account;”.

8.	Sellers’ Guarantees

8.1.	The Parties agree that, to the extent the Sellers’ Guarantees relate to, or are otherwise affected by, the Carve-Out Transaction, the Carve-Out Entities or their activities,

8.1.1.	the Sellers’ Guarantees solely to the extent they relate to the Carve-Out Entities shall be deemed to not have been made as of the Signing Date; and

8.1.2.	no Sellers’ Guarantee solely to the extent it relates to the Carve-Out Entities shall be made or deemed to have been made as of the Closing Date or any other date.

8.2.

Section 12.3 of the SPA shall not apply to the extent any statements contained in Section 12.1 of the SPA relate to, or are otherwise affected by, the Carve-Out Transaction, the Carve-Out Entities or their activities.

8.3.	The individual listed under no. 13 of Exhibit 12.4.2 of the SPA shall be deemed to be deleted from Exhibit 12.4-2 of the SPA.

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

9.	Further Confirmations and Amendments in Relation to the Carve-Out Transaction

9.1.	The Parties agree that Purchaser’s request dated 14 January 2019 to satisfy Sellers’ Rectification Covenant shall no longer be relevant in light of the Carve-Out Transaction having occurred.

9.2.

The Parties hereby mutually agree and Purchaser expressly acknowledges that the Carve-Out Transaction is held to be permitted under the terms of the SPA, in particular under Sections 16.1 and 16.2 of the SPA.

9.3.

The Parties hereby mutually agree and Purchaser expressly acknowledges that any transactions carried out in connection with the Carve-Out Transaction and/or for the benefit of a Carve-Out Entity or their activities during the period from (but excluding) the Effective Date until (and including) the end of the Closing shall be treated and deemed to be Permitted Leakage and Permitted Actions (as if listed in Exhibit 16.2 of the SPA) and that Sellers shall thus not have any obligations to pay, and Purchaser shall have no claim to require payment from Sellers of, the respective Leakage Values to Purchaser and/or any Companies.

9.4.	The Parties hereby mutually agree that Exhibit 22.1.2 to the SPA (Step-up Methodology) shall be replaced by Exhibit 9.4 attached to this Amendment Agreement.

9.5.

The Parties hereby mutually agree that Purchaser shall have no indemnification obligation to Sellers pursuant to Sections 23.1 of the SPA to the extent any such Seller losses, liabilities or costs and expenses arise from, relate to, or are otherwise affected by, the Carve-Out Transaction, the Carve-Out Entities or their activities.

9.6.	Section 35 of the SPA shall not apply to the business activities carried out by the Carve-Out Entities.

9.7.

The Parties hereby mutually agree and Purchaser expressly acknowledges that, with respect to any obligations, liabilities or claims arising from, under or in connection with, relating to, or concerning, the Carve-Out Transaction, the Carve-Out Entities or their activities,

9.7.1.	Sellers shall not have any obligations or incur any liabilities towards Purchaser or Guarantor;

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

9.7.2.	Purchaser and/or Guarantor shall have no claims of whatever nature against Sellers; and

9.7.3.	Purchaser and Guarantor hereby waive any such claims with Sellers hereby accepting such waiver.

9.8.

Purchaser and Guarantor shall not, and shall procure (stehen dafür ein) that the Companies shall not, raise, or cause a third party to raise, any claims against Sellers or the directors or officers of NewCo or of NewCo’s shareholder relating to, or concerning, the Carve-Out Transaction, the Carve-Out Entities or their activities.

9.9.

Sections 9.7 and 9.8 above shall not apply to any obligations, liabilities or claims arising from, under or in connection with, relating to, or concerning a breach of the covenants set forth in Section 9 of the Carve-Out Agreement.

10.	Filing of the Registration Statement; Cooperation

10.1.	The Parties hereby mutually agree that Section 16.3 of the SPA shall be amended to read as follows:

“For the period between the Signing Date and the Closing Date, Sellers shall use reasonable efforts to ensure (um sicherzustellen) that the Target Company shall, (i) commence preparation of, promptly following the execution of this Agreement, financial statements of the Target Company that meet the requirements of Item 9.01(a) of the United States Securities and Exchange Commission Form 8-K (herein “Form 8-K”) (including as such requirements may be waived or relieved by the SEC) and (ii) provide a manually signed report of EY or another member firm of the Ernst & Young network meeting the requirements of Section 2-02 of Regulation S-X and a manually signed consent of EY or another member firm of the Ernst & Young network which is required to be included in the Form 8-K to be filed by Guarantor with the SEC with respect to all financial statements referred to in lit. (i) above and the report thereon referred to in lit. (ii). For the period between the Signing Date and the delivery of the financial statements, report and consent referred to in the immediately preceding sentence, Sellers shall use reasonable efforts to provide, and to ensure (um sicherzustellen), to the extent legally and factually possible, that the Carve-Out Entities provide, all available information and documents with respect to the Carve-Out Entities that are reasonably requested by Purchaser and necessary to prepare such financial statements. For the avoidance of

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

doubt, nothing in this Section 16.3 shall render Sellers liable for the contents and/or correctness of the Form 8-K.”

10.2.	The Parties hereby mutually agree that Section 16.4 of the SPA shall be amended to read as follows:

“For the period between the Signing Date and the Closing Date, Sellers shall use reasonable efforts to ensure (um sicherzustellen) that the Target Company shall cooperate with, and provide all information and documents reasonably requested by, Purchaser regarding the Companies in order to assist Purchaser in the preparation of the pro forma financial information required by Item 9.01(b) of Form 8-K. For the period between the Signing Date and the date that is ten (10) Business Days after the delivery of the financial statements, report and consent referred to in Section 16.3, Sellers shall use reasonable efforts to provide, and to ensure (um sicherzustellen), to the extent legally and factually possible, that the Carve-Out Entities provide, all available information and documents with respect to the Carve-Out Entities that are reasonably requested by Purchaser and necessary to prepare the pro forma financial information referred to in the immediately preceding sentence. For the avoidance of doubt, nothing in this Section 16.4 shall render Sellers liable for the contents and/or correctness of the pro forma financial information so prepared.”

10.3.	The Parties hereby mutually agree that Section 28.1 of the SPA shall be amended to read as follows:

“Subject to the timely receipt by Purchaser of properly completed and signed selling stockholder questionnaires from Sellers in the form attached hereto as Exhibit 28.1 (herein “Selling Stockholder Questionnaires”), Guarantor shall, on or before the day that is ninety (90) days following the Closing Date, if the SEC is accepting filings in its EDGAR filing system at such time and, if not, the next Business Day thereafter, or, if such Selling Stockholder Questionnaires have not been timely received, on or before the day that is ten (10) Business Days after such receipt by Purchaser, file with the SEC a shelf registration statement on Form S-3 or other applicable registration statement which complies as to form in all material respects with the requirements of the applicable form and includes all financial statements required by the SEC to be filed therewith (herein “Registration Statement”), or an amendment to an effective Registration Statement, to effect the registration for resale on a continuous basis of all of the Stock Consideration received by Sellers (herein “Registrable Shares”) and to permit or facilitate the sale and distribution of all or a portion of the Registrable Shares held by Sellers as a result of a

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

distribution by Sellers of such Registrable Shares; provided that if (i) financial statements of the Target Company that meet the requirements of Item 9.01(a) of Form 8-K (including as such requirements may be waived or relieved by the SEC), (ii) a manually signed report of EY or another member firm of the Ernst & Young network meeting the requirements of Section 2-02 of Regulation S-X or (iii) a manually signed consent of EY or another member firm of the Ernst & Young network which is required to be included in the Form 8-K to be filed by Guarantor with the SEC with respect to all financial statements referred to in lit. (i) above and the report thereon referred to in lit. (ii) should be unavailable at such time as Guarantor would be obligated under Item 9.01 of Form 8-K to file such financial statements, report and consent with the SEC (including as such time period may be extended or otherwise relieved by the SEC), Guarantor’s obligation to file such Registration Statement shall be suspended for such time as Guarantor is ineligible to file with the SEC a shelf registration statement on Form S-3 due in whole or in part to the unavailability of such financial statements, report and consent, so long as Guarantor is using reasonable efforts to procure such financial statements, report and consent; and provided further that if in the reasonable judgment of Guarantor, based on the good faith advice of outside legal counsel, the filing of such Registration Statement would be inconsistent with the Securities Act due to pending events or transactions that would constitute material, non-public information, Guarantor may delay the filing of the Registration Statement for up to thirty (30) days; provided, further, however, that Guarantor shall file such Registration Statement as soon as reasonably practicable after the public dissemination of such information or the termination of the event or transaction giving rise to the right to delay the filing of the Registration Statement. If permissible, the Registration Statement shall be an automatically effective shelf registration statement on Form S-3. The term Registration Statement shall include the initial Registration Statement filed pursuant to this Agreement, and any amendment or supplement thereto and any subsequent registration statement filed with respect to the Registrable Shares.”

10.4.	The Parties hereby mutually agree that Section 28.2 of the SPA shall be amended to read as follows:

“Subject to Section 28.3 below, Guarantor shall keep the Registration Statement continuously effective for a period ending on the earlier of (a) such time as Sellers have completed the sale and distribution of all Registrable Shares, or (b) such time as Sellers may sell all such Registrable Shares pursuant to Rule 144 promulgated under the Securities Act without volume, manner-of-sale or other restrictions pursuant to Rule 144 and without the requirement for Guarantor to be in compliance

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

with the current public information requirement of Rule 144 (herein “Effectiveness Period”).”

10.5.	The Parties hereby mutually agree that Section 28.19 of the SPA shall be amended to read as follows:

“Until Sellers no longer own any Registrable Shares, Guarantor shall use its reasonable best efforts to be and remain in compliance with the periodic filing requirements imposed under the SEC’s rules and regulations, including the Exchange Act, and any other applicable laws or rules, and thereafter shall timely file such information, documents and reports as the SEC may require or prescribe under Sections 13, 14 and 15(d), as applicable, of the Exchange Act in order to enable Sellers to sell the Registrable Shares without registration under the Securities Act consistent with the exemptions from registration under the Securities Act provided by (i) Rule 144 or Regulation S under the Securities Act, or (ii) any similar SEC rule or regulation then in effect. For the avoidance of doubt, the unavailability of any of (A) financial statements of the Target Company that meet the requirements of Item 9.01(a) of Form 8-K (including as such requirements may be waived or relieved by the SEC), (B) a manually signed report of EY or another member firm of the Ernst & Young network meeting the requirements of Section 2-02 of Regulation S-X or (C) a manually signed consent of EY or another member firm of the Ernst & Young network which is required to be included in the Form 8-K to be filed by Guarantor with the SEC with respect to all financial statements referred to in lit. (A) above and the report thereon referred to in lit. (B) shall not be deemed a breach of Guarantor’s obligations under this Section 28.19, so long as Guarantor is using reasonable efforts to procure such financial statements, report and consent. Until Sellers no longer own any Registrable Shares, Guarantor shall upon written request promptly furnish any Seller (x) a written statement by Guarantor as to whether it has complied with such requirements and, if not, the specifics thereof, (y) a copy of the most recent annual or quarterly report of Guarantor and (z) such other reports and documents filed by Guarantor with the SEC, as such Seller may reasonably request in availing itself of an exemption for the offering and sale of Registrable Shares without registration under the Securities Act, in each case to the extent not readily publicly available.”

10.6.

Sellers shall use reasonable efforts in order to ensure (um sicherzustellen), to the extent legally and factually possible, that the Carve-Out Entities grant access during normal business hours to their books and records to Purchaser, Guarantor, the Companies and their respective representatives and advisers upon respective request

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

and to the extent reasonably required in connection with financial statements of the Companies.

11.	Waiver of Notice Requirements

With a view to the information provided in this Amendment Agreement, the Parties agree to waive the notice requirements under the SPA as regards the Actual Upstream Loan Amount, the Sellers’ Accounts and the Sellers’ Nominee and that the date of this Agreement shall be the Relevant Notification Date.

12.	No Further Changes to SPA

The SPA shall, except as specifically provided otherwise in Sections 1 through Section 11 above and Section 14 below, remain in full force and effect and shall not be amended, changed, terminated or otherwise affected by this Amendment Agreement and nothing in this Amendment Agreement shall prejudice any of the terms of the SPA.

13.	Right to Withdraw

Each of (i) the Sellers, acting jointly, and (ii) the Purchaser may withdraw (zurücktreten) from this Amendment Agreement if not all Closing Events under the SPA as amended by this Amendment Agreement have taken place or been duly waived within the time period ending three (3) Business Days after the Agreed Closing Date, provided that the withdrawing Party is not in breach of its obligations under the SPA as amended by this Amendment Agreement to fulfil the Closing Events. In the event of such withdrawal, the Amendment Agreement shall cease to apply, it being agreed that the SPA shall remain unaffected by such withdrawal.

14.	Dispute Resolution

All disputes arising under or in connection with this Amendment Agreement, including any disputes in connection with its validity, shall be exclusively and finally settled by arbitration proceedings as agreed in the revised arbitration

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

agreement executed by the Parties simultaneously with the execution of this Amendment Agreement, a copy of which is attached hereto as Exhibit 14.

* * *

[signature pages follow]

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

Mrs. Gertraud Hymer /s/ Johannes Stegmaier

Mrs. Carolin Hachenberg /s/ Carolin Hachenberg

Mr. Christian Hymer /s/ Christian Hymer

Project Vision – SPA Amendment Agreement

Execution Version – 31 January 2019

Tyr Holdings LLC & Co. KG /s/ Robert W. Martin By: Robert W. Martin Title: CEO – Thor Industries, Inc.

Thor Industries Inc. /s/ Robert W. Martin By: Robert W. Martin Title: CEO